FANNIE MAE

news release

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Consumer Resource Center: 1-800-732-6643

Contact: Janis Smith at 202-752-6673

Number: 3922

Date: February 8, 2007

Fannie Mae CFO Addresses Credit Suisse Financial Services Forum;
Provides New Guidance on Timing of Company’s 2006 10-K Filing

WASHINGTON, DC — Fannie Mae (FNM/NYSE) Chief Financial Officer Robert T. Blakely today provided new guidance on the timing of the Company’s 2006 Annual Report filing with the U.S. Securities and Exchange Commission (SEC).

“I’d like today to provide new guidance on the timing of our 2006 10-K – specifically, we believe we will file our 2006 results and 10-K before the year is over,” Blakely said in remarks delivered at the Credit Suisse Financial Services Forum in Naples, Florida. “We plan to file the 2005 10-K no later than the end of August of this year, and then the 2006 10-K before the end of the year.”

Thomas A. Lund, Fannie Mae’s Executive Vice President, Single-Family Mortgage Business, also addressed the Forum and provided details on the Company’s business outlook. Lund highlighted Fannie Mae’s competitive advantages, noting that, “Going into a potentially less benign credit environment, the characteristics of our credit book of business are extremely strong. This is a key point of differentiation between Fannie Mae and many other market participants.”

Blakely added that the Company has demonstrated a conservative and effective approach to managing the interest rate risk in mortgage assets it purchases. “This has been reflected in our portfolio’s duration gap, which has not exceeded plus or minus one month for over two years,” he said.

Commenting on Fannie Mae’s portfolio and funding activities, Blakely said, “The reclassification of our mortgage portfolio to available for sale, from hold to maturity, allowed us to enhance our portfolio strategy. We now both buy and sell based on pricing dynamics in the market, with a focus on maximizing total return over time—subject to our risk constraints.”

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Credit Suisse Financial Services Forum
Page Two

“Demand for our debt is a cornerstone of our investment activities and a key determinant of our ability to maximize long-term fair value over time,” said Blakely. “We’ve continued to see consistently strong demand for our debt from domestic institutional investors. And, in recent years, we have seen a marked increase in demand for our debt from investors globally.”

Fannie Mae’s 2007 priorities are focused on making the Company more competitive, and Blakely emphasized that increasing competitiveness isn’t just about running a company faster and better. It’s also about running a company cheaper. “Bottom line, we want to run our business as efficiently as possible,” he said. “We’re focused on both identifying tactical, immediate opportunities to capture cost-saves, and on longer-term initiatives to help reduce normalized expenses going forward.” Blakely reiterated the Company’s commitment to reduce planned operating expenses by $200 million in 2007 and indicated that normalized operating expenses (excluding non-recurring costs associated with returning to timely financial reporting) are expected to approximate $2 billion per year.

Fannie Mae also provided a positive outlook for its Single-Family business, and Lund noted: “We also see very solid growth opportunities for our Single-Family business this year, next year and for the long term. We expect growth in our MBS to be slightly higher than the growth of the mortgage market.”

An audio webcast of their presentations, along with Blakely’s slide presentation, is available on Fannie Mae’s Web site at www.fanniemae.com.

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Fannie Mae is a New York Stock Exchange Company. It operates pursuant to a federal charter. Fannie Mae has pledged through its American Dream Commitment to expand access to homeownership for millions of first-time home buyers; help raise the minority homeownership rate to 55 percent; make homeownership and rental housing a success for millions of families at risk of losing their homes; and expand the supply of affordable housing where it is needed most. More information about Fannie Mae can be found on the Internet at http://www.fanniemae.com.